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                                                                   EXHIBIT 23.1

                  CONSENT OF MORET ERNST & YOUNG ACCOUNTANTS,
                              INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 3 to the Registration Statement (Form F-3) and related Prospectus of Baan Company N.V. for the registration of 4.5% Convertible Subordinated Notes due 2001 and shares of common stock issuable on conversion thereof and to the incorporation by reference therein of our report dated January 24, 1997, with respect to the consolidated financial statements of Baan Company, N.V. included in its Annual Report (Form 20-F) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.



                                                /s/ Moret Ernst & Young
                                                MORET ERNST & YOUNG ACCOUNTANTS



Utrecht, The Netherlands
May 20, 1997